Filed Pursuant To Rule 433

Registration No. 333-278880

July 23, 2024

Adapt Your Business For The Future: Exploring Ethereum July 30, 2024 11:00am–11:45am EDT About the Webinar With over 52 million Americans investing in crypto,1 it's crucial for financial professionals to stay ahead and differentiate themselves by understanding digital assets and the technology powering crypto. Grayscale webinars are geared towards enabling you to not only join the crypto conversation but to lead it, providing unique value to clients and adapting to the rapidly changing investment landscape. Grayscale recently expanded its product line with the uplisting of its ETHE fund to NYSE and the launch of a new, low-cost2 crypto Ethereum fund, ticker: ETH. This move underscores the growing acceptance of crypto in finance, a vital development for financial professionals to consider.The Grayscale Ethereum Trust (ETHE ) and the Grayscale Ethereum Mini Trust (each a “Trust”, and collectively, the “Trusts”) are not funds registered under the Investment Company Act of 1940, as amended (“1940 Act”), and are not subject to regulation under the 1940 Act, unlike most exchange traded products or ETFs. ETHE and ETH are subject to significant risk and heightened volatility. The fund is not suitable for all investors and an investor may lose all their money. Join us for an educational webinar where Grayscale's Head of Distribution and Partnerships, John Hoffman, and Head of Research, Zach Pandl, answer top of mind questions from financial professionals on the world’s second-largest cryptocurrency:3 Register now! FIRST NAME * Enter your first name LAST NAME * Enter your last name WORK EMAIL *you@your.email COMPANY NAME * Company JOB TITLE Job Title DO YOU HAVE A QUESTION YOU'D LIKE ANSWERED DURING THE WEBINAR? ASK BELOW! CRD or CFP # * Please note that this webinar is intended for Financial Professionals only. REGISTER NOW

What is the investment case for Ethereum and how can it change a portfolio's trajectory? What is Ethereum, what is it used for, and what gives it inherent value? What are the different ways to access Ethereum, and guidelines for thinking about a crypto allocation? 1. Coinbase, September 19, 2023
2. Low cost based on gross expense ratio at 0% for the first 6 months of trading for the first $2.0 billion. After the fund reaches $2.0 billion in assets or after 6-month waiver period, the fee will be 0.15%. Brokerage fees and other expenses may still apply. See prospectus for additional fee waiver information. 3. Artemis, data by market value as of July 15, 2024. Bottom of Form

Your Hosts John Hoffman Head of Distribution and Partnerships GRAYSCALE Zach Pandl Head of Research GRAYSCALE About Grayscale Investments Grayscale enables investors to access the digital economy through a family of future-forward investment products. Founded in 2013, Grayscale has a long track record and deep expertise as the world’s largest crypto asset manager*. Investors, advisors, and allocators turn to Grayscale for single asset, diversified, and thematic exposure. *By AUM as of 6.28.2024

About Grayscale Educational ResourcesImportant Disclosures Grayscale Ethereum Mini Trust and Grayscale Ethereum Trust (each a “Trust”, and collectively, the “Trusts”) have each filed a registration statement (including a prospectus) with the SEC for its offering to which this communication relates. Before you invest, you should read the prospectus in such registration statement and other documents each Trust has filed with the SEC for more complete information about such Trust and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, each Trust or any authorized participant will arrange to send you such prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services, LLC is the Marketing Agent for the Trust. Investing involves significant risk, including possible loss of principal. The Trust holds Bitcoin or Ethereum; however, an investment in the Trust is not a direct investment in Bitcoin or Ethereum. There is no certainty that an active trading market for shares will develop or be maintained which will adversely affect the liquidity of shares of the Trust. Investments in digital assets are speculative investments that involve high degrees of risk, including a partial or total loss of invested funds. Investments in digital assets are not suitable for any investor that cannot afford loss of the entire investment. All content is original and has been researched and produced by Grayscale Investments, LLC (“Grayscale”) unless otherwise stated herein. No part of this content may be reproduced in any form, or referred to in any other publication, without the express consent of Grayscale. This information should not be relied upon as research, investment advice, or a recommendation regarding any products, strategies, or any investment in particular. This material is strictly for illustrative, educational, or informational purposes and is subject to change. This content does not constitute an offer to sell or the solicitation of an offer to sell or buy any security in any jurisdiction where such an offer or solicitation would be illegal. There is not enough information contained in this content to make an investment decision and any information contained herein should not be used as a basis for this purpose. This content does not constitute a recommendation or take into account the particular investment objectives, financial situations, or needs of investors. All opinions expressed are solely the opinions of the speakers and do not reflect the opinions of Grayscale or any of its affiliates. This webinar is for informational purposes only and is not intended to be, nor should it be construed or used as, investment, tax, or legal advice, an investment recommendation, an IRA provider recommendation, an offer to sell, or the solicitation of an offer to buy, any digital asset or security. For use with an institutional audience, not for use with consumers. © Grayscale 2024 CONTACT THE ORGANIZER

Grayscale Ethereum Trust (the Trust) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov . Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.